QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3i.4

For Ministry Use Only À l'usage exclusif du ministère	Ontario Corporation Number Numéro de la société en Ontario
1294783

Ministry of Consumer and Ontario Business Services	Ministère des Services aux consommateurs et aux entreprises
CERTIFICATE	CERTIFICAT
This is to certify that these articles are effective on	Ceci certifie que les présents status entrent en vigueur le

JULY 09 JUILLET, 2002

[Signature] Director / Directrice Business Corporations Act / Loi sur les sociétés par actions

Form 3
Business Corporations Act

Formule 3
Loi sur les société par actions

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

1.	The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS) Dénomination sociale actuelle de la société : (Écrire en LETTRES MAJUSCULES SEULEMENT) :

	/	M	/	E	/	T	/	A	/	L	/	L	/	I	/	C	/	/	V	/	E	/	N	/	T	/	U	/	R	/	E	/	S	/	/	I	/	N	/	C	/	.	/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

2.	The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS) Nouvelle dénomination sociale de la société (s'il y a lieu) : (Écrire en LETTRES MAJUSCULES SEULEMENT) :

	/	N	/	/	/	A	/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

	/		/		/		/		/		/		/		/		/	/		/		/		/		/		/		/		/		/	/		/		/		/		/	/	/	/	/	/	/

3.	Date of incorporation/amalgamation: Date de la constitution ou de la fusion :
1998/05/11

(Year, Month, Day) (année, mois, jour)

4.	Complete only if there is a change in the number of directors or the minimum / maximum number of directors.
Il faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a changé.
Number (or minimum and maximum number) of directors is/are:	number nombre	or ou	minimum minimal	and et	maximum maximal
Nombre (ou nombres minimal et maximal) d'administrateurs :

5.	The articles of the corporation are amended as follow: Les statuts de la société sont modifiés de la façon suivante :
Please see page 1A attached hereto.

07119 (12/2001)

6.	The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.
La modification a été dûment autorisée aux articles 168 et 170 (selon le cas) de la Loi sur les sociétés par actions.
7.
The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on
Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le
2002/07/08

(Year, Month, Day) (année, mois, jour)
These articles are signed in duplicate. Les présents statuts sont signés en double exemplaire.
METALLIC VENTURES INC.

(Name of Corporation) (Dénomination sociale de la société)
(If the name is to be changed by these articles set out current name) (Si l'on demande un changement de nom, indiquer ci-dessus la dénomination sociale actuelle).
By/ Par :
/s/ Norman F. Findlay	Director

(Signature) (Signature) Norman F. Findlay	(Description of Office) (Fonction)

07119 (12/2001)

2

1(a)

1.
by deleting the following restrictions set out in Section 8, in the Articles of Incorporation:

  "No shares in the capital of the Corporation shall be transferred without either:

  (a)
  the consent of the holders of at least fifty-one percent (51%) of the common shares of the Corporation for the time being outstanding expressed by a resolution passed at a meeting of the shareholders or by an instrument or instruments in writing signed by the holders of at least fifty-one percent (51%) of such shares; or

  (b)
  the consent of the directors of the Corporation expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors."

2.
by deleting the following "Other Provisions" set out in Section 9, in the Articles of Incorporation:

  "The number of shareholders of the Corporation, exclusive of persons who are in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment, and have continued after the termination of that employment, to be shareholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are the joint registered owners of one (1) or more shares being counted as one (1) shareholder.

  Any invitation to the public to subscribe for securities of the Corporation is prohibited."

3.
by increasing the authorized capital by creating an unlimited number of Class A preferred shares;

4.
by declaring that the authorized capital of the Corporation, after giving effect to the foregoing, shall consist of an umlimited number of Class A preferred shares and an unlimited number of common shares; and

5.
by providing that the rights, privileges, restrictions and conditions attaching to the shares are as set out on Schedule "A" attached hereto.

SCHEDULE A

METALLIC VENTURES INC.

        Metallic Ventures Inc. (the "Corporation") is authorized to issue:

  (a)
  One class of shares, to be designated as "Common Shares", in an unlimited number; and

  (b)
  One class of shares, to be designated as "Class A Preferred Shares", in an unlimited number;

such shares having attached thereto the following rights, privileges, restrictions and conditions.

Section 1    Liquidation Rights.

(1)
Liquidated Payments. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each holder of Class A Preferred Shares shall be entitled preferentially to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to the greater of:

(a)
US$2.50 per Class A Preferred Share, together with all dividends declared thereon and unpaid (the "Purchase Price"); and

(b)
such amount per Class A Preferred Share as would have been payable had all Class A Preferred Shares been converted to Common Shares pursuant to the provisions of Section 2 immediately prior to such event of liquidation, dissolution or winding up.

        If all assets of the Corporation are insufficient to permit the payment in full to the holders of Class A Preferred Shares of all amounts so distributable to them, then the entire assets of the Corporation available for such distribution shall be distributed rateably among the holders of Class A Preferred Shares in proportion to the full preferential amount each such holder is otherwise entitled to receive.

        After such payments shall have been made in full to the holders of the Class A Preferred Shares, or funds necessary for such payments shall have been set aside by the Corporation in trust for the account of holders of Class A Preferred Shares so as to be available for such payments, the remaining assets available for distribution shall be distributed among the holders of the Common Shares rateably in proportion to the number of Common Shares held by each of them.

        The amounts payable with respect to Class A Preferred Shares under this Section 1(1) are hereinafter referred to as "Preferred Share Liquidation Payments".

(2)
Distribution Other than Cash. Whenever the distributions provided for in this Section 1 shall be payable in property other than cash, the value of such distribution shall be the fair market value of such property as determined in good faith by the Board of Directors of the Corporation.

(3)
Sale of Assets as Liquidation, Etc. The sale of all or substantially all of the assets of the Corporation and any merger, amalgamation, consolidation or reorganization following which the holders of the Corporation's voting shares prior to such merger or consolidation hold less than 50% of the voting securities after such merger or consolidation shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Section 1 if the holders of at least two-thirds of the then outstanding Class A Preferred Shares so elect, such election to be made by giving written notice thereof to the Corporation within 30 days after the Corporation provides written notice of such event to the holders of two-thirds of the Class A Preferred Shares. If the holders of two-thirds of the Class A Preferred Shares do not so elect or fail to give such notice, the provisions of Section 2(7) shall apply to the Class A Preferred Shares. If such election is made, all consideration received by the Corporation in such asset sale less all costs and expenses related to such sale and any debt required to be paid as a result of such sale together with all other available assets of the Corporation shall be distributed toward the amounts payable with respect to such Class A Preferred Shares pursuant to Section 1(1).

(4)
Notice. Written notice of any proposed liquidation, dissolution or winding up of the affairs of the Corporation (including any merger, consolidation or sale of assets which may be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation under Section 1(3)), stating a payment date, the amount of the Preferred Share Liquidation Payments and the place where such Preferred Share Liquidation Payments shall be payable, shall be delivered to the holders of Preferred Shares not less than 31 days prior to the proposed date of such proposed liquidation, dissolution or winding up.

Section 2    Conversion.

        The holders of Class A Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

(1)
Optional Conversion. Each Class A Preferred Share shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Original Issue

  Date (as hereinafter defined) at the office of the Corporation or any transfer agent for the Class A Preferred Shares, into such number of fully paid and non-assessable Common Shares as is determined by dividing the Purchase Price by the Conversion Price, as determined below, in effect at the time of conversion. The Conversion Price shall initially be the Purchase Price and shall be subject to adjustment as hereinafter provided.

(2)
Mechanics of Optional Conversions. In order for a holder of Class A Preferred Shares to convert the same into Common Shares, the holder shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for Class A Preferred Shares, and shall give written notice to the Corporation at such office that the holder elects to convert the same. The notice shall state the holder's name or, subject to any legal or contractual restrictions on transfer thereof, the name or names of the holder's nominees in which the holder wishes the certificate or certificates for Common Shares to be issued and shall be accompanied by an agreement in form satisfactory to the Corporation acting reasonably by which the person(s) in whose name the Common Shares are to be issued agrees to be bound by the provisions of any applicable shareholders' agreement of the Corporation if such person is not already a party to such agreements. On the date of conversion, all rights with respect to the Class A Preferred Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Class A Preferred Shares have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by the holder's attorney duly authorized in writing. No fractional Common Share shall be issued upon the optional conversion of Class A Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Purchase Price. The Corporation shall, as soon as practicable after surrender of the certificate or certificates for conversion, issue and deliver at such office to such holder of Class A Preferred Shares, or, subject to any legal or contractual restrictions on transfer thereof, to the holder's nominee or nominees, a certificate or certificates for the number of Common Shares to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Class A Preferred Shares to be converted, and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

(3)
Automatic Conversion. Each Class A Preferred Share shall be converted automatically into a Common Share (subject to adjustment as provided in this Section 2) upon the earlier to occur of:

(a)
the closing of an offering or offerings pursuant to a receipted prospectus under the Securities Act (Ontario), as amended, or similar document filed under other applicable securities laws in Canada or the United States, covering the offer and sale of Common Shares for the account of the Corporation to the public in which:

(i)
the Common Shares are listed on a senior North American stock exchange, The NASDAQ Stock Market or the TSX Venture Exchange (an "Acceptable Stock Exchange"); and

(ii)
the pricing of such offering or offerings is based on a pre-money fully diluted valuation of not less than US$2.50 per Common Share;

    or in respect of which the holders of not less than two-thirds of the then outstanding Class A Preferred Shares elect in writing to require such conversion (a "Qualifying IPO"); and

  (b)
  the closing of a transaction (an "Alternative Liquidity Transaction"), whether by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction or other combination with a public corporation or such other transaction pursuant to which the Common Shares or such other securities for which the Common Shares may then be exchanged are listed on an Acceptable Stock Exchange and qualified for resale as freely tradable securities without restriction as of the time of closing of the Alternative Liquidity Transaction, where the pricing of such transaction is based on a pre-money fully diluted valuation of not less than US$2.50 per Common Share.

(4)
Mechanics of Automatic Conversions. Upon the occurrence of a Qualifying IPO or an Alternative Liquidity Transaction, the Class A Preferred Shares shall be converted automatically without any further action by the holders of the Class A Preferred Shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that all holders of Class A Preferred Shares being converted shall be given written notice of the occurrence of a Qualifying IPO or an Alternative Liquidity Transaction including the date such event occurred (the "Automatic Conversion Date"), and the Corporation shall not be obligated to issue certificates evidencing the Common Shares issuable upon such conversion unless certificates evidencing such Class A Preferred Shares being converted are either delivered to the Corporation or its transfer agent, as may be applicable, or the holder notifies the Corporation or its transfer agent, if applicable, that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith. On the Automatic Conversion Date, all rights with respect to the Class A Preferred Shares so converted shall terminate, except for any of the rights of the holder thereof, upon surrender of the holder's certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Class A Preferred Share have been converted. Upon surrender of certificates evidencing the Class A Preferred Shares, the Corporation shall promptly issue and deliver to such holder, in such holder's name as shown on such surrendered certificate or certificates, or in the name as directed in writing by such holder, a certificate or certificates for the number of Common Shares into which the Class A Preferred Shares surrendered were convertible on the Automatic Conversion Date. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the occurrence of any event described in Section 2(3), and the person or persons entitled to receive the Common Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Shares on such date.

(5)
Adjustments to Conversion Price.

(a)
Special Definitions. For purposes of this Section 2(5), the following definitions shall apply:

    "Additional Common Shares" means all Common Shares issued (or, pursuant to Section 2(5)(b), deemed to be issued) by the Corporation after the Original Issue Date, other than:

    (i)
    Common Shares issued or issuable upon conversion of Class A Preferred Shares;

    (ii)
    securities issued in connection with any stock split, stock dividend, combination of shares of the like;

    (iii)
    options, warrants or other securities issued in connection with an acquisition, partnership or joint venture or similar transaction, subject to obtaining any consent of the holders of Class A Preferred Shares if required under Section 3;

    (iv)
    Common Shares issued or issuable upon exercise of broker warrants issued to Canaccord Capital Corporation or Haywood Securities Inc. pursuant to the engagement letter between the Corporation and such parties dated May 9, 2002;

    (v)
    Common Shares or Convertible Securities issued to equipment lessors and/or bank lenders; and

    (vi)
    Options or Common Shares properly issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to a stock purchase or option plan or other similar arrangement approved by the Sole Director or the Board of Directors, as the case may be, and which plan is in compliance with the Toronto Stock Exchange's requirements applicable to listed companies.

    "Convertible Securities" shall mean any evidences of indebtedness, shares of capital stock (other than Common Shares) or other securities directly or indirectly convertible into or exchangeable for Additional Common Shares.

    "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Additional Common Shares or Convertible Securities.

    "Original Issue Date" shall mean the first date on which a Class A Preferred Share was issued.

  (b)
  Issue of Securities Deemed to be Issue of Additional Common Shares.

  (i)
  Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Common Shares are deemed to be issued:

      (A)
      no further adjustment of the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

      (B)
      if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the Consideration (as defined in Section 2(5)(e)) payable to the Corporation, or decrease in the number of Common Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

      (C)
      upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:
(I)	in the case of the Convertible Securities or Options for Common Shares, the only Additional Common Shares issued were the Common Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the Consideration received therefor was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional Consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(II)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the Consideration received by the Corporation for the Additional Common Shares deemed to have been then issued was the Consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the Consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;
      (D)
      no readjustment pursuant to Clauses (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date; or (ii) the Conversion Price that would have resulted from any issue of Additional Common Shares between the original adjustment date and such readjustment date;

      (E)
      in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in Clause (C) above; and

      (F)
      if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(5)(b) as of the actual date of their issue.

    (ii)
    Stock Dividends, Stock Distribution and Subdivisions. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Shares payable in Common Shares or effect a subdivision of the outstanding Common Shares (by reclassification or otherwise other than by payment of a dividend in Common Shares), then and in any such event, Additional Common Shares shall be deemed to have been issued:

      (A)
      in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution; or

      (B)
      in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

      If such record date shall have been fixed and no part of such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 2(5)(b) as of the time of actual payment of such dividend.

  (c)
  Adjustment of the Conversion Price Upon Issue of Additional Common Shares. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall issue Additional Common Shares (including, without limitation, Additional Common Shares deemed to be issued pursuant to Section 2(5)(b)(i) but excluding Additional Common Shares deemed to be issued pursuant to Section 2(5)(b)(ii), which event is dealt with in Section 2(5)(f)(i)), without consideration or for a Consideration Per Share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price equal to the Consideration Per Share for which such Additional Common Shares are issued or deemed to be issued.

  (d)
  Adjustment of the Conversion Price Upon Liquidity Event. If a Qualifying IPO or an Alternative Liquidity Event occurs which results in the automatic conversion of the Class A Preferred Shares pursuant to Section 2(3), then in the event that the Consideration received for each Common Share issued pursuant to such Qualifying IPO or by the holders of Common Shares pursuant to such Alternative Liquidity Event, as the case may be, has a value of less than US$2.875, the Conversion Price at which the Class A Preferred Shares shall be converted pursuant to such automatic conversion shall be reduced to an amount equal to 85% of the value of such Consideration, unless the Conversion Price is already lower than such amount.

  (e)
  Determination of Consideration. For purposes of this Section 2(5), the consideration (the "Consideration") received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

  (i)
  Cash and Property. Such Consideration shall:

  (A)
  insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends and costs of the issuance;

  (B)
  insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the sole Director or the Board of Directors, as the case may be; and

  (C)
  in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Section 2(5)(e)(i)(A) and Section 2(5)(e)(i)(B) above, allocable to such Additional Common Shares as determined in good faith by the sole Director or the Board of Directors as the case may be.

  (ii)
  Additional Common Shares other than Options and Convertible Securities. The Consideration per share (the "Consideration Per Share") for the issue of any Additional Common Shares other than Options and Convertible Securities shall be the Consideration for the issue of any Additional Common Shares other than Options or Convertible Securities, divided by the total number of such Additional Common Shares issued by the Corporation in exchange therefor.

  (iii)
  Options and Convertible Securities. The Consideration per share (also the "Consideration Per Share", as the context requires) for Additional Common Shares deemed to have been issued pursuant to Section 2(5)(b)(i), relating to Options and Convertible Securities, shall be computed by dividing (x) the Consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such Consideration), payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

  (f)
  Adjustment of the Conversion Price for Dividends Distributions, Subdivisions, Combinations or Consolidations of Common Shares.

  (i)
  Stock Dividends, Distributions or Subdivisions. In the event the Corporation shall be deemed to have issued Additional Common Shares pursuant to Section 2(5)(b)(ii) in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately before such deemed issue shall, concurrently with the effectiveness of such deemed issue, be proportionately decreased.

  (ii)
  Combinations or Consolidations. In the event the outstanding shares of Common Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Shares, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(6)
Adjustment for Reclassification, Exchange or Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Shares issuable upon the conversion of Class A Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise other than a merger, consolidation, or sale of assets provided for in

  Section 2(7) below, then and in each such event the holder of any Class A Preferred Shares shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by the holder of a number of Common Shares equal to the number of Common Shares into which such Class A Preferred Shares might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(7)
Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Corporation shall sell all or substantially all of its assets or merge, amalgamate or consolidate with or into another entity, each Class A Preferred Share as to which such is not treated as a liquidation under Section 1(2) or as an Alternative Liquidity Transaction shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of Common Shares of the Corporation deliverable upon conversion of such Class A Preferred Shares would have been entitled to receive upon such consolidation, amalgamation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 2 with respect to the rights and interest thereafter of the holders of Class A Preferred Shares, to the end that the provisions set forth in this Section 2 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Class A Preferred Shares.

(8)
No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of Class A Preferred Shares under this Section 2 against impairment.

(9)
Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Class A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The

  Corporation shall, upon the written request at any time of any affected holder of Class A Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth:

  (a)
  such adjustments and readjustments; and

  (b)
  the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of each Class A Preferred Share.

(10)
Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall deliver to each holder of Class A Preferred Shares at least fifteen (15) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(11)
Common Shares. The Corporation shall reserve and keep available out of its authorized but unissued Common Shares such number of Common Shares as shall from time to time be sufficient to effect conversion of the Class A Preferred Shares. No fractional Common Share shall be issued upon the conversion of Class A Preferred Shares. All Common Shares which may be issued in connection with the conversion provisions set forth herein, will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable. The number of Common Shares issuable upon conversion shall be rounded down to the nearest whole number. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Purchase Price.

(12)
Certain Taxes. The Corporation shall pay any issue or transfer taxes payable, in connection with the conversion of Class A Preferred Shares, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Class A Preferred Shares.

(13)
Closing of Books. The Corporation shall at no time close its transfer books against the transfer of any Class A Preferred Shares of any Common Shares issued or issuable upon the conversion of any Class A Preferred Shares in any manner which interferes with the timely conversion or transfer of such Class A Preferred Shares or Common Shares.

Section 3    Restrictions.

        At any time when Class A Preferred Shares are outstanding, except where the vote of the holders of a greater number of shares of the Corporation is required by law or hereunder, and in addition to any other vote required by law or hereunder, without the affirmative vote of the holders of a majority of the then outstanding Class A Preferred Shares (with calculations based upon the number of Common Shares into which such Class A Preferred Shares are then convertible), voting collectively as a single class, the Corporation will not:

  (a)
  alter the rights, preferences or privileges of the Class A Preferred Shares, or increase or decrease the number of authorized shares of the Class A Preferred Shares;

  (b)
  reclassify any class of shares into shares with a preference or priority as to dividends or assets on liquidation superior to that of the Class A Preferred Shares;

  (c)
  create a new class or series of shares equal or senior to the Class A Preferred Shares;

  (d)
  consummate any transaction which would result in a change in the voting control of the Corporation or a sale of all or substantially all of the assets of the Corporation;

  (e)
  declare or make any dividend or make any distribution or return of capital to shareholders; or

  (f)
  redeem or purchase any Common Shares.

Section 4    Voting Rights.

        The holders of Class A Preferred Shares and Common Shares shall be entitled to receive notice of and attend any meeting of shareholders and, except with respect to the matters set forth in Section 3 or as otherwise required by law, the holders of Class A Preferred Shares shall vote together with the holders of Common Shares as a single class upon any matter submitted to the shareholders for a vote, on the following basis:

  (a)
  holders of Common Shares shall have one vote per share; and

  (b)
  holders of Class A Preferred Shares shall have that number of votes per share as is equal to the number of Common Shares (including fractions of a share) into which each such Class A Preferred Share held by such holder could be converted on the date for determination of shareholders entitled to vote at the meeting or on the date of any written consent.

Section 5    Dividends.

        Subject to Section 3(e), dividends may be declared and paid on Common Shares from funds lawfully available therefor as and when determined by the Board of Directors of the Corporation, provided that the holders of the Class A Preferred Shares shall be entitled to receive such dividends as though the Class A Preferred Shares had been converted into Common Shares, based on the Conversion Price in effect on the record date used to determine the shareholders entitled to receive such dividends.

Section 6    Notices.

        All notices, requests, consents, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made and received (a) when delivered against receipt; (b) upon transmitter's confirmation of the receipt of a facsimile transmission, which shall be followed by an original sent otherwise in accordance with this Section 6; (c) upon confirmed delivery by a standard overnight carrier; or (d) upon expiration of 5 business days after the date when deposited in the mail, first class postage prepaid, addressed to the Corporation at its registered office or at such other address of which the Corporation may notify the holders of Class A Preferred Shares from time to time, or if to a holder of Class A Preferred Shares or Common Shares, to such holder's address as shown by the records of the Corporation.

Section 7    Residual Rights.

        All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Shares.

QuickLinks

Exhibit 3i.4
SCHEDULE A METALLIC VENTURES INC.
Section 1 Liquidation Rights.
Section 2 Conversion.
Section 3 Restrictions.
Section 4 Voting Rights.
Section 5 Dividends.
Section 6 Notices.
Section 7 Residual Rights.